EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-185722) of PostRock Energy Corporation of our report dated June 29, 2015 with respect to the financial statements and supplemental schedule of the PostRock Energy Services Corporation 401(k) Profit Sharing Plan as of and for the year ended December 31, 2014, which appear in the Annual Report on Form 11-K of PostRock Energy Services Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2014.

/s/ BDO USA, LLP

Houston, Texas

June 29, 2015